Exhibit 3.2

TRANSLATION DOCUMENT

                         MANAGEMENT COMMISSION OF WEIHAI
                          HUOJU HI-TECH DEVELOPING AREA

                       (OFFICIAL DOCUMENT NUMBER: 1997 64)

                THE ADVICE OF ISSUING THE APPROVAL CERTIFICATE OF
              WEIHAI GAOXIN DAEWOO ELECTRONIC COMPONENTS CO., LTD.

Xianyang Pianzhuan Development Co., Ltd.:

Your application documents about establishing a Joint-Venture has been received and reviewed. The Joint-Venture Contract(Charter) and Article of Association(By-laws) of Weihai Gaoxin Daewoo Electronic Components Co., Ltd.(the company) established by Xianyang Pianzhuan Development Co., Ltd. (Party A), Asia Electronics Holding Co. Inc.(Party B) and Korean Daewoo Electronic Components Co., Ltd.(Party C) conform to "The Law of People's Republic of China on Joint Ventures Using Chinese and Foreign Investment" and are approved to be effective. The reply is as follow:

1. It is approved that the total investments is USD5,730,000 and the registration capital is USD3,500,000. Party A invests USD350,000 in cash, Party B invests USD2,800,000 in cash and Party C invests USD350,000 in cash and as a result, Party A will own 10% interest, Party B will own 80% interest and Party C will own 10% interest of the company.
2. Field of operation: Developing, manufacturing and sales of deflection yokes of CPT and CDT.
3.   The term of operation is 20 years.
4. The Board of Directors is composed of 5 persons. The Chairman of the Board is Mr. Du, Qing Song; The directors are Ms. Li, Hai Ying; Mr. Zhen, Yi Yong; Mr. Hu, Jian An and Ms. Li, Wen Ya.
5.   The foreign currency of the company is balanced on its own.
6. The manufacturing location of the company is in Weihai Hi-Tech Developing area.

The approval certificate (Shandong No. [1997] 0634) will be issued to you with this document. Please register in The Commerce Administration Bureau within 30 days after this documents' issuing date.

MANAGEMENT COMMISSION OF WEIHAI HUOJU HI-TECH DEVELOPING AREA
                                                       (Seal)

                                                       September 15, 1997

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